CORPORATE PARTICIPANTS
 Alison Ziegler Cameron Associates - IR
 Laurence Levy Rand Logistics, Inc. - Executive Chairman
 Ed Levy Rand Logistics, Inc. - President
 Scott Bravener Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.
 Joseph McHugh Rand Logistics Inc. - CFO

CONFERENCE CALL PARTICIPANTS
 Jon Tanwanteng CJS Securities - Analyst
 Kevin Sterling BB&T Capital Markets - Analyst
 Rick D'Auteuil Columbia Management - Analyst
 Ross Haberman Haberman Management Corporation - Analyst
 David Pointer VI Capital Management - Analyst

 PRESENTATION

Operator

 Good day, everyone, and welcome to the Q1 2014 Rand Logistics Inc. Earnings Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Ms. Alison Ziegler. Please go ahead, ma'am.

 Alison Ziegler - Cameron Associates - IR

 Thanks, Lisa. Thank you. Good morning, ladies and gentlemen, and welcome to Rand Logistics Inc. first quarter fiscal 2014 conference call. On the call today from the company are Laurence Levy, Rand's Executive Chairman; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joseph McHugh; Rand's Chief Financial Officer.

A live audio webcast and accompanying slide presentation will be available on the Rand's website at www.randlogisticsinc.com/presentations.html.

Before we begin, I would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or otherwise beyond our control and some of which might not be anticipated. Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our market, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 12, 2013.

And with that, I'd like to turn the call over to Mr. Laurence Levy. Go ahead, Laurence.

 Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Alison, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results. Joe McHugh, Rand's CFO will review the financial results; and Ed Levy, Rand's President will provide further insight into fiscal 2014. We will then open the call up for your questions.

We are pleased with our execution in the first quarter. We believe that we are starting to see the benefits from investments made over the last 2 years in our operating procedures and protocols as well as our engineering team. By eliminating lost Sailing Days due to vessel incidents in the quarter and reducing lost time due to mechanical delays by 44.1%, we were able to significantly reduce our vessel operating expenses in the quarter by $2,345 or 8.3% per day versus last year's comparable quarter.

As we had communicated in our prior quarterly call, we expected that our commodity mix in the 2013 sailing season would be impacted by tepid demand for iron ore and coal in the Great Lakes region. The reduced demand for these commodities has had a substantial negative effect on Great Lakes cargo tonnages during the 2013 navigation season, with overall lakes-wide cargo tonnage levels for ore and coal, running at a combined rate of 7.9% below last year. We have worked to reduce the revenue and profit impact of shifting demand for certain of the commodities that we carry by substituting other commodities including salt and aggregates. As a result, our tons hauled for all commodities in the first quarter fiscal 2014 increased by 7.4% relative to the comparable period last year.

Weathering these market challenges highlights the benefit of our business model including broad customer diversity, our ability to carry a wide variety of commodities, our high barriers to entry, and the nature of our asset portfolio which allows us to service restricted ports. We have also continued to leverage our low operating cost position to capture market share and have recently been awarded new business opportunities for the 2014 sailing season, which should improve our commodity mix, improve profitability and further solidify our position as the leader in the River Class market. In addition, we are focusing significant resources on improving our data capture and analytical capabilities to further maximize fleet efficiency and optimize returns.

With that, I'd like to turn the call over to Scott to review our operations. Scott?

 Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Thanks, Laurence. The elimination of lost Sailing Days due to incidents led to marked improvements in the operating performance of the fleet in the quarter. During the first quarter of fiscal 2014, we operated 15 vessels, consistent with the first quarter of fiscal 2013. The number of Sailing Days that we operated increased by 7.5% or 88 days, to 1,262 days as compared to the same period last year. 60 of the 88 day increase resulted from the elimination of lost Sailing Days due to incidents.

We believe that the addition of a new Vice President of Engineering in January 2012 and the rebuilding of this segment of our operating team over the last 2 years, as well as increased vessel crew training, and the implementation of more robust planned maintenance protocols, have contributed to the elimination of lost Sailing Days due to incidents thus far in the 2013 sailing season. We are continuing to focus on best practices to minimize our lost time due to operating incidents.

Due to considerable spring and early summer rainfalls, Great Lakes' water levels have surged by near-record monthly numbers, causing them to rise at a time when they normally begin their seasonal decline. While still below historical norms, the water levels of all five Great Lakes and Lake St. Clair are now higher than one year ago.

The inclement weather in the Great Lakes region during the quarter led to the delayed opening of certain customer facilities. We sailed 1,262 days in the first quarter versus a projection of 1,315. Delayed customer openings accounted for 38 of the 53 Sailing Days in the quarter that we had projected to sail but did not.

We sailed an average of 84 Sailing Days per vessel during the three month period that ended June 30, 2013, versus a possible average of 91 days available. This performance resulted in a fleet utilization of 92%; an improvement from the 86% level achieved for the year ago period.

We also measure Delay Days, which we define as the lost time incurred by our vessels while in operation. Delay Days can occur due to inclement weather, dock delays, traffic congestion and vessel mechanical issues. In the first quarter of this year, we experienced an increase in all categories of delays that we measure with the exception of mechanical, where we experienced a decline of 44.1% compared to the same quarter last year. Mechanical delays are the only factor within our control. Our delay time losses total of 129 days or 10.2% of actual Sailing Days in the 3 months that ended June 30, 2013. This was up from 100 days or 8.5% of total Sailing Days experienced in the same quarter ending June 30, 2012. Weather delays represented a 37.4% or 48 days of our total Delay Days in the first quarter of fiscal 2014, as compared to 16.2% or 16 days, in the comparable period of 2013.

I am pleased that we were able to reduce our vessel operating expenses by approximately 8.3% or $2,345 per Sailing Day in the first quarter of fiscal 2014 versus the comparable period in 2013. While all of the major components of cost per day decreased, the reduction was largely driven by a decline in expenses related to incidents incurred compared to the prior year.

Despite a suboptimal commodity mix, we achieved vessel margin per day of $11,807 for our 15 operating vessels. As we stated on our year-end call, we believe that if lost days due to operating incidents in the 2013 sailing season are similar to our historical experience, our vessel margins per day could approach $12,000 after deducting the lease and insurance cost of the vessel that we have elected not to sail in fiscal 2014.

For the quarter, our repair and maintenance expense equaled $817,000 versus $387,000 for the same quarter last year. Included in repair and maintenance expenses are expensed winter work and the cost of fitting out vessels to sail in the current sailing season, both of which carried over to this fiscal year.

Approximately $300,000 of the increase in repair and maintenance expenses resulted from fitting out seven vessels in the first quarter of fiscal 2014 versus three vessels in the comparable period last year. The average cost of fitting out a vessel was relatively unchanged on a year-over-year basis. The abnormally high number of vessels fitted out in April 2013 was driven by the delayed start-up of certain of our customers' facilities and the shift in commodity mix.

Our commodity mix and overall 7.4% increase in tonnage transported in our first fiscal quarter versus the same period a year ago, was relatively consistent with our expectations coming into the sailing season. This shift in commodity mix combined with unfavorable weather conditions, that resulted in both the delayed opening of certain of our customers' facilities and en route vessel delays, as well as a lack of scheduling flexibility due to the weakened economic environment, impacted the efficiency of our trade patterns during the three month period ended June 30, 2013. The mix shift that we experienced in the quarter is expected to continue throughout the 2013 sailing season.

Our aggregates tonnage increased by approximately 10.4% and accounted for over 56.5% of our tonnage hauled in the first quarter. While shipments decreased 6.4% lakes-wide during the 2013 sailing season through June 30th versus the prior year and remained below their five year average, we are projecting a 16% increase in aggregate tonnage hauled in fiscal 2014, primarily as a result of the mix shift which we have experienced and an increase in available Sailing Days. Demand has been impacted by the extremely wet weather that we have experienced in the Great Lakes region thus far this year.

Our salt tonnage hauled increased by close to 60% this quarter versus the prior year, primarily due to market share gains resulting from new contractual business wins. Salt represented approximately 12.1% of our total tonnage in the quarter. We are projecting that, excluding market-share gains, it will remain below normal levels as the Great Lakes region experiences its second consecutive winter with below average snow fall.

Coal comprised approximately 10.4% of our total tonnage. Shipments lakes-wide decreased 7.3% during the quarter versus the prior year. Our coal shipments decreased by approximately 16.6% during the first quarter, primarily as a result of timing of shipments by a key customer. We are not anticipating any reduction in total annual tonnage for this customer.

Iron ore represented approximately 10.3% of our total tonnage in the quarter. Shipments decreased by 8.1% lakes-wide during the quarter, and our shipments decreased by approximately 1.8% as a result of the decline in North American demand for this commodity.

Grain represented approximately 8.7% of our total tonnage. Shipments lakes-wide through the St. Lawrence Seaway System decreased by 4.4% in the quarter compared to the prior year period. The grain tonnage that we carried increased by 5% during the first quarter versus the prior year.

Notwithstanding a challenging environment, with the organizational and operational changes we have put in place and the current status of our fleet, we remain enthusiastic about our prospects.

With that, I'd like to turn over the call to Joe McHugh for a review of the financial results. Joe?

 Joseph McHugh - Rand Logistics Inc. - CFO

 Thanks, Scott. I would now like to provide a more detailed explanation of our financial results for the quarter ended June 30, 2013, compared to the first quarter of fiscal year 2013.

Marine freight and related revenue generated from company-operated vessels increased by $3.3 million, or 9.0%, to $39.6 million. Excluding the impact of currency changes, freight revenue increased 9.8%. The increase was primarily attributable to a 7.4% increase in tonnage hauled, contractual price increases, and 88 additional Sailing Days. Fuel and other surcharges decreased by $3.7 million, or 29.5%, to $8.8 million. In addition to reduced fuel prices, over the past winter, we renewed certain customer contracts and reset our contractual base fuel price to reflect prevailing market conditions for fuel. These renewals resulted in a reduction in fuel surcharges and an equivalent increase in marine freight revenue. The changes to these agreements had no impact on our actual fuel expenses and did not change the fuel escalation provisions that are part of all our customer contracts.

Marine freight and related revenue per Sailing Day increased $440, or 1.4%, to $31,383 per Sailing Day.

Total revenue for the quarter was $48.4 million, a decrease of 2.4%. The decrease was attributable to the shift in the commodity mix we transported, specifically from iron ore and coal to aggregates, reduced fuel surcharges and the effect of the weaker Canadian dollar, partially offset by increased prices.

Vessel operating expenses decreased by approximately $500,000, or 1.4%, to $32.7 million. This decrease was attributable to the weaker Canadian dollar, reduce fuel pricing, reduced vessel incident costs, partially offset by 88 additional Sailing Days. Vessel operating expenses per Sailing Day declined by $2,345, or 8.3%, to $25,898 per Sailing Day.

Our general and administrative expenses decreased by 3% to $2.9 million. These costs decreased primarily due to quarter-over-quarter reductions in legal costs and financing fees related to our credit agreements, a weaker Canadian dollar, offset by additional compensation and benefit costs related in part to our increased shore-side operational support headcount including expanded engineering and operational infrastructure. Our general and administrative expenses represented 7.3% of marine freight revenues compared to 8.2% in the year ago quarter.

The Company's operating income decreased by $1.1 million to $6.5 million in the first quarter of fiscal 2014 due to an increase of $800,000 in depreciation and amortization as a result of investments in our fleet. Operating income plus depreciation and amortization decreased by 2.6%, or $300,000, to $12.0 million.

For the quarter ended June 30, 2013, the average exchange rate equaled $0.977 per Canadian dollar as compared to the $0.990 per Canadian dollar during the quarter end of June 30, 2012. The change in exchange rate resulted in a reduction of operating income plus depreciation and amortization of approximately $200,000 as compared to the same quarter last year. We estimate that on an annual basis, a change of the exchange rates by $0.01 impacts our operating income plus depreciation and amortization by approximately $250,000.

Finally, I'd ask you to turn to slide 12, of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters of operating income, plus depreciation and amortization since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

Now, I'd like to turn the call over to Ed to discuss our outlook for fiscal year 2014. Ed?

 Ed Levy - Rand Logistics, Inc. - President

 Thanks, Joe. As we speak to you today, we have the largest share of the River Class Market, we are the lowest cost operator within our market and continue to benefit from geographic, regulatory and economic barriers to entry. Although we are operating in a difficult environment, the fundamentals of our business remain strong.

We have yet to experience any lost Sailing Days due to incidents in the 2013 sailing season, and thus far, in our second fiscal quarter, are continuing to experience reductions in mechanical delays versus last year.

Given the weakness in demand in the Great Lakes market this year, as we have previously disclosed, we are experiencing a shift in the mix of commodities that we carry this sailing season. While we were able to continue to grow our tonnage, it has come from a greater proportion of lower revenue generating commodities. In an effort to re-balance our commodity mix, we are leveraging our low-cost operating position as well as our existing customer network to target new business opportunities. As mentioned, we have already been awarded several long-term contracts and are working on others, making us highly confident in our ability to return our revenue per day and our profitability, to levels more in line with prior expectations.

We have also substantially completed the build out of our management team necessary to operate a larger fleet. This includes the addition of our new Vice President of Planning and Analysis, who is currently focused on upgrading our trip data monitoring and collection program. The goal of this program is to improve our access to objective and actionable data which will help us proactively manage all time related aspects of our business. By having access to more timely, in-depth trip data, over a period of time, we can make changes to our pricing, scheduling, training and operating procedures to ensure that we are optimizing the return of our entire fleet. It is our objective to replace our existing trip data monitoring system on several of our vessels over the next six months, with a complete roll-out across our entire fleet by April 1, 2014. When completed, this project is intended to not only enhance our per trip reporting, but will also improve our scheduling efficiency as well as streamline our invoicing system.

Based on our current order book as well as first quarter results, we continue to project that our total tonnage hauled will increase by up 11% in fiscal 2014, as compared to fiscal 2013. As previously stated, due to customer demand requirements, we are projecting that the mix of commodities carried for the remainder of the 2013 sailing season will be skewed towards aggregates, and after absorbing the carrying costs of the laid up vessel, we are still projecting that our vessel margin per day will approach $12,000 in fiscal 2014.

With that, I would like to open the lines up for questions. Operator?

 QUESTION AND ANSWER

Operator

 Thank you, sir. (Operator Instructions). We'll take our first question from Jon Tanwanteng, with CJS Securities.

  Jon Tanwanteng - CJS Securities - Analyst

 Hi guys. Nice job on eliminating the mechanical delays in the quarter, and thanks for taking my questions.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Jon.

  Jon Tanwanteng - CJS Securities - Analyst

 Weather obviously a big impact on the quarter. Can you just repeat the impact on the number of Sailing Days, and also, if you have experienced any adverse weather events so far in the current quarter?

  Ed Levy - Rand Logistics, Inc. - President

 Sure, Jon. As it relates to the current quarter, we have not experienced any adverse weather events, and so we'd expect, as is typical, we expect in this quarter the weather impact on business would be reduced as it relates to the first quarter. Weather delays totaled 48, which was roughly 37% of our delays, and that compares to 16 days lost due to weather in the comparable period of 2013. So 48 days lost this quarter versus 16 comparable period last year.

  Jon Tanwanteng - CJS Securities - Analyst

 Got it. Okay. And then, you guys talked about the mix shift downwards year-over-year, but sequentially is that going to be higher or lower?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Scott, do you want to comment on that?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Jon, I'm just trying to better understand your question, again, could you rephrase that?

  Jon Tanwanteng - CJS Securities - Analyst

 Yes. You were very clear that the mix was shifting down year-over-year. I was just wondering if there was any improvement or decline quarter-over-quarter as opposed to year-over-year going into the next quarter?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Quarter-over-quarter, we expect our mix to be much the same as we've said throughout the balance of this year. We will see improvements going into 2014 based on what Ed had mentioned. We've won several pieces of new business, enough where we're actively involved in re-balancing our commodity mix as we move forward again.

It's just a similar environment that we've gone through on numerous occasions when the mix starts to shift over to being more aggregate driven which drives scheduling inefficiencies and, as we go through those periods, then we have to rebalance the mix. And we have been successful in doing that going into 2014 season. There's not a lot we can do to address it in the 2013 season.

  Jon Tanwanteng - CJS Securities - Analyst

 Okay, got it. And I know it's a bit early, but can you talk about the degree of mix and profitability of improvements that we could directly see as a result in the new contracts you guys mentioned?

  Ed Levy - Rand Logistics, Inc. - President

 Yes, I think Jon, our hope is to be able to rebalance our mix such that our profitability is at levels that we had our expectations set at historically. And so, we believe that we can reset our mix such that our margin per day is consistent with $12,500, plus or minus that range. So again we're looking to get back to historical levels, and we think that's achievable given the opportunities that we're focused on right now.

  Jon Tanwanteng - CJS Securities - Analyst

 Okay, great. And then finally, your tax rate was a little bit high. I was just wondering what went into that and what it's likely to look like going forward?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Joe, could you address that, please?

  Joseph McHugh - Rand Logistics Inc. - CFO

 Yes. That tax rate is based on the tax rate for the full year. We have some special items of income over and above the statutory rates in Canada that raise that rate this year to the higher 37% rate.

  Jon Tanwanteng - CJS Securities - Analyst

 And going forwards?

  Joseph McHugh - Rand Logistics Inc. - CFO

 Those are continuing adjustments. There's absolutely no cash impact to all of that. That just goes into the deferred taxes.

  Jon Tanwanteng - CJS Securities - Analyst

 Okay, got it. Thank you very much guys.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, John.

 Operator

 And we'll take our next question from Kevin Sterling with BB&T Capital Markets.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Thank you. Good morning, gentlemen.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Good morning, Kevin.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Let's see, Ed, at the end of your comments you talk about your vessel margin per day approaching $12,000 this year. What happens if the mix shift further deteriorates this year? Do you guys have some plans in place to offset a further mix deterioration or if the mix does deteriorate, will that vessel margin shrink? How should we think about that?

  Ed Levy - Rand Logistics, Inc. - President

 I think based on our discussions with customers right now, Kevin, in our view, it's not likely that we're going to see meaningful deterioration from the mix that we experienced in the first quarter.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. So based upon your customer conversations, is that with new customers, existing customers? I think you highlighted some business opportunities? Can you expand a little bit on that? What type of margin are we looking at with some of those new opportunities?

  Ed Levy - Rand Logistics, Inc. - President

 Sure. The conversations we're talking about are related to existing customers, and I think that the new business wins that we have, given the commodities that we're forecasting to carry, will result in improvement to the average vessel margin per day, so they are higher value added commodities, Kevin.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 And --

  Kevin Sterling - BB&T Capital Markets - Analyst

 Go ahead.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Sorry Kevin, Scott. Just to add to that, during in-season, we talk about potential further decline. Just a reminder that we do not do a lot of spot business. Over 95% of our business is contractual in nature. So we know -- we've got a pretty good idea of what our commodity mix looks like. And we don't see any dramatic changes for the balance of this year.

And as I mentioned to the last caller, our opportunity to rebalance, because of the contractual nature of Great Lakes business; there's not a lot we can do in-season. Going into next season, there are several opportunities, some of which we already have in hand, so that's our opportunity to rebalance that mix going into next year.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. So if I understand you right, you guys, you've got kind of some new business contracts, if you will, in hand, with some existing customers that tend to be a little bit higher margin business. Is that right?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 That's correct and it also is bringing that aggregate portion of our businesses as an overall percentage of our business downwards, yes.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. All right, thank you.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 And that improves our scheduling efficiencies, and that's where we drive our margins, through scheduling efficiencies.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. All right. And Laurence, I think, you know, in the press release and your comments, you mentioned you were pleased with the execution this quarter, but if I look at this quarter, I see a quarter where operating income and EBITDA are actually down on a year-over-year basis. So kind of -- can you help me reconcile your enthusiasm with the results that I'm looking at?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Sure Kevin, I mean, you know, we are operating in an environment where several of the items are controllable from our perspective and many are not controllable. When we analyze what is within our control, such as the operating incidents, reducing the mechanical delays, we believe we have been effective this year, particularly, in contrast with last year. There has been an intense focus on these issues. We've instituted protocols and done whatever we can to really improve our performance in these areas.

Unfortunately, there are several areas in our business that are not directly within our control, such as, snowfalls this past winter, demand for iron ore in the Great Lakes basin. And unfortunately, due to those macro factors, it has been a challenging environment. I mean, if you do look at the some of the reported performance of some of our competitors, we have significantly performed better than they have by increasing volume and maintaining relatively consistent profitability

So you know, in the context of what we can control and can't control, we feel that the Company has performed reasonably.

  Ed Levy - Rand Logistics, Inc. - President

 Kevin, I would add to that, keep in mind that we fitted out seven vessels this quarter versus three vessels the same quarter of last year. And the impact of that was about $300,000 of incremental expense on a relative basis versus last year. So the repair and maintenance expense is not an apples-to-apples comparison.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 And nor is the exchange rate. I mean, the movement in the Canadian dollar cost us a couple of a hundred thousand dollars. You know, it all adds collectively.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay, all right. Laurence, I mean, you got all these kind of moving parts. I hear you, the exchange rate, low water, weather, you know -- I get all that -- and mix shift, and you know you guys have been talking about the mix shift now for awhile. And I understand the negative impact of the loss of higher margin iron ore and coal in your business, which it sounds like you expect to continue for the 2013 sailing season.

But let me take it a little bit further. Let's assume this negative mix shift continues into the 2014 sailing season, you know, and you're still dealing with exchange rate. Who knows how that's going to play out and other factors. Weather is always going to impact your business.

What can you guys point to, to show us that despite all of these kind of circumstances, you have the ability to significantly grow EBITDA, you know, if your mix shift you've been talking about is actually maybe permanent.

  Ed Levy - Rand Logistics, Inc. - President

 Kevin, I don't think we believe the mix shift is permanent, and I think that you'll see over the course of the remainder of this calendar year, actions that we're taking to rebalance that mix shift.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 We stated fairly plainly that we do not expect it to continue into 2014 based on additional new business that we already have in hand. So we already have visibility going into 2014.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. So you're confident with the business you have in hand that you're not going to see a mix shift, and we should see an improvement in vessel margin and EBITDA in the 2014 sailing season. Is that what I'm hearing from you?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 We're confident that with the business in hand, we're going to begin -- we're in the process of rebalancing that commodity mix. We will see a mix shift back towards a reduced reliance upon aggregates going into next year, yes.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. You said historically this new business that you have is -- from an historical standpoint, it's a little bit lower margin business than your pure iron ore and coal. Or would you put up there on a margin basis similar to iron ore and coal? How should we think about that?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 It'll be very similar.

  Kevin Sterling - BB&T Capital Markets - Analyst

 Okay. All right, thanks so much for your time this morning. That's all I had. I do appreciate it. Thank you.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Kevin.

 Operator

 We'll take our next question from Rick D'Auteuil with Columbia Management.

  Rick D'Auteuil - Columbia Management - Analyst

 I just have some follow-ups on a few of the questions that have already been asked. So the new business, when does it roll in? And can you quantify the tonnage that we're talking about?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Scott, go ahead.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 The new business starts for the beginning of the next season, Rick. At this point, we do not want to quantify it publicly, but we will, within the next quarter, release some of the details of the new business for the season coming. But it will start with the beginning of the 2014 navigation season.

  Rick D'Auteuil - Columbia Management - Analyst

 Okay. And this is separate and distinct from the stone business that you had previously won, and also, the incremental salt business that you had previously won. This is above and beyond that, right?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 That is correct. It's new business beginning in 2014, long-term contractual business.

  Ed Levy - Rand Logistics, Inc. - President

 Rick, in the context of the salt business that we had already won, that's what, in part, is driving that 60% increase in tonnage that we experienced in the first quarter versus first quarter of last year.

  Rick D'Auteuil - Columbia Management - Analyst

 No, but Ed, I was referring -- there's more above and beyond that. That was an increment that I thought started this year, but I thought there was even more that you expected to roll in next year.

  Ed Levy - Rand Logistics, Inc. - President

 That's correct.

  Rick D'Auteuil - Columbia Management - Analyst

 Okay. Without identifying customers and the nature of what you're hauling -- what's the hesitancy to disclose the tonnage that you've added? How is that proprietary or sensitive to competitor issues?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Scott?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 We're not in a position to disclose that at this time.

  Rick D'Auteuil - Columbia Management - Analyst

 Well, is this fully signed business or is it, you know, in the negotiating process?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 It's signed business.

  Rick D'Auteuil - Columbia Management - Analyst

 Okay. Is any of it backhaul or what -- may be you can quantify the percentage that's backhaul?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 There is a component that's backhaul, and there is some mainline business that we had lost out of the portfolio this year, but that will return.

  Rick D'Auteuil - Columbia Management - Analyst
 Okay. And then, we didn't hear any mention of the refinancing efforts. Maybe, Ed, can you give an update on that front?

  Ed Levy - Rand Logistics, Inc. - President

 Yes. That's something that we're actively engaged in right now, Rick.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Rick, this certainly has taken longer than we had anticipated, but we are very, very focused on this. We are well aware of the value creation opportunity that provides for all of our common stockholders, and we are working actively, and if things progress, hopefully we will be coming back to our stockholders to update all of you.

  Rick D'Auteuil - Columbia Management - Analyst

 Okay. I mean, the last we knew was, I thought down to one party, and is that party still in the fold or did that not work out?

  Ed Levy - Rand Logistics, Inc. - President

 We're actively engaged in refinancing -- repaying the accrued preferred dividend.

  Rick D'Auteuil - Columbia Management - Analyst

 Okay. All right, thank you.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Rick.

 Operator

 And we have time for one last question. We'll take that from Ross Haberman, with Haberman Management Corporation.

  Ross Haberman - Haberman Management Corporation - Analyst

 Good morning, gentlemen, how are you guys?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Hello Ross.

  Ross Haberman - Haberman Management Corporation - Analyst

 Just a couple quick questions. Do you guy hedge your currency exposure with Canada, and if not, why not.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 In general, we do not hedge it. The way we look at it is, a portion of our profitability is obviously derived in Canadian dollars and a portion in US dollars. And in approximate terms, we source our debt in that proportion. So, there's a natural hedging in that, you know, we have the cash flow to service that specific currency.

We have looked at broader hedging programs, but have determined they are very expensive and ineffective. So the reality is, beyond that, we don't do any specific currency hedging.

  Ross Haberman - Haberman Management Corporation - Analyst

 One other question. You had a big increase in your accounts receivable and, I guess you financed it with your bank indebtedness. Could you explain what that was about?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Joe, go ahead.

  Joseph McHugh - Rand Logistics Inc. - CFO

 Yes. That is a seasonal increase that you'll see in every fiscal year in the first quarter. And that is because our fiscal year ends on March 31st after the lay-up quarter, and there's very little accounts receivable, basically just from the very end of March. And then that builds up in the first quarter fairly dramatically to a more normalized level and stays at that level through December.

  Ross Haberman - Haberman Management Corporation - Analyst

 And just one last question. You guys took a leased ship off line. You were trying to renegotiate the terms. Could you give us an update on that and when that ship, if it might, come into service this fiscal year?

  Ed Levy - Rand Logistics, Inc. - President

 Yes. Ross, it will not be in service this fiscal year. We continue to be actively engaged with the owner of the barge, and our hope is to be able to come back to you over the next quarter and disclose the terms of the new lease that we have renegotiated.

  Ross Haberman - Haberman Management Corporation - Analyst

 And just one final question. Could you tell us your bonuses or your incentive packages? What kind of level of cash flow is it tied to or I should say EBITDA, for the calendar year?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Ross, first of all, I would highlight that, certainly, for the last fiscal year, no bonuses were paid out. And in fact, our senior management team took compensation reductions as you may notice. Basically, we do have an independent comp committee. They do a full review of the company's performance relative to expectations, return on equity and based on that, determine whether it's appropriate for senior management to participate in any bonus program going forward.

  Ross Haberman - Haberman Management Corporation - Analyst

 So for this calendar year -- you haven't tied to a specific EBITDA level or so forth?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 There's no specific EBITDA number. Certainly, at the end of year, the compensation committee will review it again, and based on their determination, they will figure out what, if anything, is appropriate.

  Ross Haberman - Haberman Management Corporation - Analyst

 Okay, guys. Thank you very much.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Ross.

  Joseph McHugh - Rand Logistics Inc. - CFO

 Laurence, I'll just add that, that formula is described in our proxy that was filed last week.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Joe.

 Operator

 Our final question comes from David Pointer with VI Capital Management.

  David Pointer - VI Capital Management - Analyst

 Hi guys. Congratulations on expenses. Hey, I have just a couple of question and one of them is kind of, you know, over the next 2 or 3 sailing seasons, how do you think about the impact of Algoma's new vessel investment, and they're spending a lot of money. Most of them that they're going to run are not self-unloaders, and I'm just wondering, how do you think that affects River Class demand and pricing -- freight pricing -- over the next couple of sailing seasons?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Scott, go ahead please.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Yes, David, we don't any impact from the new building program. Their new building program, in fact, is a replacement program for existing vessels. They're building 4 bulkers to replace vessels that have been retired and are going to be retired within their existing fleet and 4 self-unloaders.

The new building program is also significantly delayed. We have yet to see any of their new vessels arrive in the lake. We may see one bulker arrive here by the end of the year. But they don't participate in our market. Those are the mainline export trade of the St. Lawrence Seaway, so we don't see any impact to our River Class trade as a result of their new building program.

  David Pointer - VI Capital Management - Analyst

 Okay. So they're not a River Class vessel, basically?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 No. They're a full-sized Seaway Max carrier. They're building for fleet renewal. They're in the process of renewing their existing fleet.

  David Pointer - VI Capital Management - Analyst

 Okay, fair enough, but I mean -- so my question on pricing then, I mean, it seems like for them to get a reasonable, even a single digit return on that investment, there's got to be firmer pricing on the lakes, kind of throughout the categories? I mean, do you think that's a fair statement?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 We think it is. It is a difficult environment for everyone right now in the Great Lakes region. We expect that to improve. It's certainly happened before on the Great Lakes. There is some pricing pressure in the mainline trades where the large carriers are participating, but I think that to be a true statement. Pricing has to be at certain levels to provide a return on those investments. And not only Algoma Central, but Canada Steamship Lines has made significant investments in their mainline Seaway Max class fleet.

  David Pointer - VI Capital Management - Analyst

 Okay. Just kind of a shift to a separate area here, but could you just remind us -- it seems like this coming winter, and then the next winter, winter of '14, winter of '15, there's kind of a CapEx holiday in terms of vessel refurbishment and maintenance. Can you remind us of kind of what those numbers are compared to the last couple years of CapEx. It's reasonably significant, isn't it?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Go ahead, Scott.

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Yes. The number of dry dockings, our CapEx -- our routine CapEx and our fleet renewal CapEx, will not change, but our dry dockings will decline significantly over the next 2 years. And we've gone from approximately $15 million last year. Over the next 2 years, it's in the $11 and $12 million range for the next 2 years. We have one dry docking this winter and 2 the following winter.

  David Pointer - VI Capital Management - Analyst

 Okay. And then just lastly, on your mix shift, addressing on the previous discussion, regarding the next sailing season and that confidence with the mix. It kind of comes back to the higher margin. Is it fair -- and you didn't talk much about that but, is it fair that most of that would be iron ore, not coal?

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Scott?

  Scott Bravener - Rand Logistics, Inc. - President - Lower Lakes Towing & Transportation Co.

 Yes. I think that's a fair assumption, that there would be a good chunk of that of the iron ore. They're also will be increased salt.

  David Pointer - VI Capital Management - Analyst

 Okay. Well hey, thanks for taking the questions and congratulations on expenses, looking forward to the rest of the year.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you very much.

 Operator

 And that concludes the question and answer portion of today's conference. I would like to turn the conference back over to Laurence Levy for any additional or closing remarks.

  Laurence Levy - Rand Logistics, Inc. - Executive Chairman

 Thank you, Operator. We'd like to thank everyone for participating on today's call. We look forward to keeping you updated about Rand's progress. And, thank you all again.

 Operator

 And that concludes today's teleconference. Thank you for your participation.